EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.
                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President
                                        (713) 529-4200
                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS ANNOUNCES LETTER OF INTENT TO ACQUIRE
                THE ETHERIDGE COMPANY OF GRAND RAPIDS, MICHIGAN

               TRANSACTION MARKS ENTRY INTO UPPER-MIDWEST REGION

     HOUSTON, TEXAS -- MAY 7, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced it has signed a letter of intent to acquire the WACE USA Print facility (formerly The Etheridge Company), located in Grand Rapids, Michigan. When completed, the addition of this facility will give Consolidated Graphics 20 companies in 16 markets. Terms of the transaction were not disclosed.

     The Etheridge Company is a high quality, full service printer featuring six sheet-fed presses with up to eight-color capability and a fully-equipped bindery. The Etheridge Company was founded in 1904 by Theodore S. Etheridge I, great-grandfather of the facility's current president, Ted Etheridge. The Company, which has operated since 1989 as a division of WACE USA, Inc., North America's largest pre-press and image communications network, serves many high-profile customers throughout the upper Midwest.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented "We look forward to working with Ted Etheridge, his management team and their employees as we make our entry into the upper Midwest region, one of the largest printing markets in the United States. The Etheridge Company is favorably positioned in a very strong market, is very well managed, and has a 90-plus year tradition of quality craftsmanship and superior customer service."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. Upon completion of this transaction, Consolidated Graphics' annualized revenue run-rate will increase to $185 million.